Exhibit  12(b)
                                                                    8/15/95

                             ALABAMA POWER COMPANY
  Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1994 and the twelve months ended July 31, 1995

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                                                                                                                        Twelve
                                                                                                                        Months
                                                                                                                        Ended
                                                              Year ended December 31,                                  July 31,
                                                     1990           1991        1992         1993        1994            1995
                                                     ------------------------------------Thousands of Dollars-----------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges                     $579,686    $616,561   $607,696     $608,050    $594,669       $598,885
      Federal and state income taxes                   111,882     202,354    172,003      167,021     242,569        223,762
      Deferred income taxes, net                        64,887      (6,058)    23,307       34,467     (32,536)       (14,279)
      Deferred investment tax credits                      132      (1,089)         0       (2,106)         (4)            (4)
      AFUDC - Debt funds                                23,573       7,101      2,564        3,016       3,590          6,004
         Earnings  as defined                         $780,160    $818,869   $805,570     $810,448    $808,288       $814,368


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                       $225,328    $217,338   $209,184     $186,779    $180,182       $182,177
   Interest  on interim  obligations                    10,252      13,385      3,704        3,760       5,939         13,461
   Amort of debt disc, premium  and expense, net         3,249       2,205      4,250        8,999       9,655          9,795
   Other interest  charges                              13,115      14,929     19,382       35,475      19,909         23,669
      Fixed charges as defined                         251,944     247,857    236,520      235,013     215,685        229,102
Tax deductible  preferred  dividends                     1,884       1,884      1,884        1,830       1,605          1,605
                                                       253,828     249,741    238,404      236,843     217,290        230,707
Non-tax deductible preferred dividends                  36,628      34,255     33,302       27,729      24,630         25,479
Ratio of net income before taxes to net income    x      1.504    x  1.519   x  1.523   x    1.530   x   1.549   x      1.557
Pref dividend requirements before income taxes          55,089      52,033     50,719       42,425      38,152         39,671
Fixed charges plus pref dividend requirements         $308,917    $301,774   $289,123     $279,268    $255,442       $270,378

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                      2.53        2.71       2.79         2.90        3.16           3.01


Note:  The above figures have been adjusted to give effect to Alabama Power Company's  50%  ownership of Southern
       Electric  Generating Company.
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